Exhibit 99.1

PETER C. BROWN NOMINATED TO CINEDIGM DIGITAL CINEMA CORP. BOARD OF DIRECTORS

-- FORMER CHAIRMAN AND CEO OF AMC ENTERTAINMENT TO STAND FOR ELECTION AT SEPTEMBER 2010 ANNUAL MEETING

-- PLANS TO MAKE SIGNIFICANT INVESTMENT IN COMPANY

Morristown, N.J. and Los Angeles, CA, July 29, 2010 — Cinedigm Digital Cinema Corp. (NASDAQ:CIDM), the global leader in the digital cinema industry, announced today that the Board of Directors has nominated Peter C. Brown to stand for election as a member of the Company’s Board. Mr. Brown is listed as a nominee as a Director in the Company’s 2010 Proxy Statement, and if elected will commence his term as of the Company’s Annual Meeting of Shareholders, scheduled for September 14, 2010.

Mr. Brown, 51, is the founder and Chairman of Grassmere Partners, LLC, a private investment firm. From 1990 through his retirement in 2009, Mr. Brown was employed by AMC Entertainment, Inc., one of the world’s leading theatrical exhibition and entertainment companies, and served as Chairman of the Board, Chief Executive Officer and President from July 1999 through 2009. Mr. Brown also founded Entertainment Properties Trust, a NYSE-listed real estate investment trust, in 1997 and served as its Chairman of the Board of Trustees until 2003 and is currently a member of the Board.

“We are thrilled to nominate Peter Brown to our Board of Directors,” said Bud Mayo, Chairman of the Board of Cinedigm and recently retired CEO. “Peter will bring exceptional industry experience, knowledge and relations to Cinedigm. Our Company is devoted to broadening relationships with existing and prospective exhibition and entertainment partners, by creating new and rewarding strategies in the rapidly growing digital cinema industry.”

“We are excited by Peter’s interest in joining our Board, as demonstrated by his insight and counsel to date, his passion for our business, and his intention to make a substantial investment in our Company.  His reputation and relationships within the movie and entertainment industry are exceptional.  Peter has a strong belief in the content opportunities created by digital cinema and his input will accelerate our already strong momentum as a Company,” added Adam M. Mizel and Gary S. Loffredo, interim co-CEOs.

As a further reflection of his support of Cinedigm and to align his interests with shareholders, Mr. Brown has committed through Grassmere Partners, LLC to purchase $500,000 in Class A common stock of Cinedigm, at the trailing 20 day average share price of $1.44 per share.

Mr. Brown currently serves as a director of CenturyLink (NYSE: CTL), a Fortune 500 provider of voice, broadband and video services in 33 states. He is also on the board of Entertainment Properties Trust (NYSE:EPR) a real estate investment trust (REIT) that develops, owns, leases and finances properties for consumer-preferred, high-quality businesses  Past additional public company boards include: National CineMedia, Inc. and Midway Games, Inc. He currently serves and has served on numerous community and civic boards. Mr. Brown is a graduate of the University of Kansas.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The Company is a technology and services integrator that works with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent movies provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

About Grassmere Partners, LLC
Grassmere Partners, LLC is a multi-disciplinary private investment firm that invests capital in a variety of industries and at all stages of company development.  We combine operating expertise with world class financial skills to create value enhancing, constructive partnerships with co-investors and management teams in the companies in which we invest.  Our current portfolio consists of investments in nine private companies and funds as well as positions in several publicly traded companies

Contact
Suzanne Moore
Cinedigm
973-290-0056
smoore@cinedigm.com